Exhibit 99

Family Dollar First Quarter Comparable Store Sales Increase 2.1%

MATTHEWS, N.C.--(BUSINESS WIRE)--December 4, 2008--Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the first quarter ended November 29, 2008, were approximately $1,753.8 million compared with $1,683.0 million for the first quarter ended December 1, 2007. Comparable store sales for the quarter increased 2.1%. The Company had 6,617 stores as of November 29, 2008, including 65 new stores opened in the first quarter.

“Our first quarter started off on a strong note with comparable store sales increasing 3.6% for the first two months of the quarter. While this strength continued into early November, the last two weeks of the reporting period, as expected, were adversely affected by two significant calendar shifts. First, the later Thanksgiving this year resulted in one less week of post-Thanksgiving sales in the reporting period as compared with the November period last year. In addition, the November period ended on November 29, 2008, this year as compared to December 1, 2007, last year, resulting in a shift of the first-of-the month money flow and our corresponding advertising into the December period,” said Howard R. Levine, Chairman and CEO. “While the current economic environment continues to pressure sales in more discretionary categories, total sales of consumable merchandise continue to be strong, increasing approximately 13% during the quarter.”

First Quarter Earnings Conference Call Information

The Company plans to release first quarter results on January 7, 2009, before the market opens. The Company plans to host a conference call with investors on January 7, 2009, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call (800) 857-5160 for domestic US calls and (312) 470-7174 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, January 7, 2009.

About Family Dollar

Operating small store locations, Family Dollar is one of the fastest growing discount retail chains in the United States. Family Dollar offers a core assortment of name-brand and quality consumable merchandise supplemented by fashion and seasonal merchandise at everyday low prices.

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,600 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

CONTACT:
Family Dollar
INVESTOR CONTACT:
Kiley F. Rawlins, CFA
704-849-7496
krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman
704-814-3447
jbraverman@familydollar.com